SPIRIT OF AMERICA INVESTMENT FUND, INC.

477 Jericho Turnpike

Syosset, New York 11791

January 24, 2023

Spirit of America Management Corp.

477 Jericho Turnpike

Syosset, New York 11791

To Whom It May Concern,

Reference is made to the Investment Advisory Agreement (the “Agreement”) between Spirit of America Investment Fund, Inc. (the “Company”) and Spirit of America Management Corp. (the “Adviser”) dated December 16, 1997.

This letter is to provide notice of the addition of a new series under the Company: Spirit of America Utilities Fund (the “Utilities Fund”). The Utilities Fund is to be considered a Fund under the Agreement and shall be subject to the terms set forth under the Agreement unless otherwise provided herein. The Adviser shall be compensated for services rendered under the Agreement as is consistent with the Agreement, including but not limited to Exhibit A to the Agreement as amended on January 24, 2023 and attached hereto.

The Company requests that you act in the capacity of investment adviser with respect to the Utilities Fund while continuing to act as investment adviser with respect to each of Spirit of America Real Estate Income and Growth Fund, Spirit of America Large Cap Value Fund, Spirit of America Municipal Tax Free Bond Fund, Spirit of America Income Fund, Spirit of America Income & Opportunity Fund and Spirit of America Energy Fund.

Please indicate that the foregoing and the attached is in accordance with your understanding and accept these terms, by signing and returning to us the enclosed copy hereof.

Sincerely,

Spirit of America Investment Fund, Inc.

/s/ David Lerner

David Lerner

President

Spirit of America Management Corp.

Accepted: /s/ Joseph Pickard

EXHIBIT A

This Exhibit A, dated as of January 24, 2023, restates Exhibit A to the Investment Advisory Agreement dated December 16, 1997 between Spirit of America Investment Fund, Inc. and Spirit of America Management Corp.

SPIRIT OF AMERICA INVESTMENT FUND, INC.

Fund	Fee
Spirit of America Real Estate Income and Growth Fund	0.97	%*
Spirit of America Large Cap Value Fund	0.97	%*
Spirit of America Municipal Tax Free Bond Fund	0.60	%*
Spirit of America Income Fund	0.60	%*
Spirit of America Income & Opportunity Fund	0.65	%*
Spirit of America Energy Fund	0.95	%*
Spirit of America Utilities Fund	0.97	%*

* Calculated as a percentage of the average daily net assets for each Fund.